UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM 11-K

          [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               For the fiscal year ended December 31, 1999

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               For the transition period from ________ to ________

               Commission file number 33-39386

    A. Full title of the plan and the address of plan, if different from that of the issuer named below:

                         TEXAS REGIONAL BANCSHARES, INC.
                          EMPLOYEE STOCK OWNERSHIP PLAN
                          (including 401(k) provisions)

    B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         TEXAS REGIONAL BANCSHARES, INC.
                           3900 North 10th, 11th Floor
                              McAllen, Texas 78501
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                              REQUIRED INFORMATION

     Texas Regional Bancshares, Inc. Employee Stock Ownership Plan (including 401(k) provisions) (the "Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). In lieu of the requirements of Items 1-3 of Form 11-K, the Plan will file plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA within 180 days after the Plan's fiscal year end.

                                 SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934,the trustee (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TEXAS REGIONAL BANCSHARES, INC.
                                       EMPLOYEE STOCK OWNERSHIP PLAN
                                       (Including 401(k) provisions)

Date:         3-24-2000                /s/ G. E. RONEY
     -----------------------------     --------------------------------------
                                       G. E. Roney
                                       Trustee